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Exhibit 99.1

Financial News Release

Contacts:
Lawrence D. Firestone Advanced Energy Industries, Inc. 970.407.6570 lawrence.firestone@aei.com	Annie Leschin/Brooke Deterline Advanced Energy Industries, Inc. 970.407.6555 ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES 2007 THIRD QUARTER FINANCIAL RESULTS
Fort Collins, Colo., October 24, 2007 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the third quarter ended September 30, 2007. Sales were $90.5 million for the third quarter of 2007, consistent with the Company’s revised guidance given on August 30, 2007. This represented a decrease of 16.0% from $107.7 million in the third quarter of 2006, and a sequential decline of 12.1% compared to $103.0 million in the second quarter of 2007.
Gross margin for the third quarter was 40.6%, down from 43.7% in the third quarter of 2006, and down from 43.6% in the second quarter of 2007. This was primarily due to lower revenues, an additional charge of $2.2 million to cost of goods sold, and costs related to the transition of manufacturing from Stolberg, Germany to China. The additional charges were related to a change in the estimate of warranty expense for two products, which resulted in a 2.4% reduction in gross margin. The company also incurred a net charge of $1.4 million related to a foreign exchange loss during the quarter, as the Yen and Euro strengthened relative to the US dollar. Net income for the third quarter of 2007 was $5.9 million, or $0.13 per diluted share, compared to $17.0 million, or $0.38 per diluted share in the third quarter of 2006, and $11.7 million or $0.25 in the second quarter of 2007.
“Our revenue was in line with our pre announcement due to the weakness in the semiconductor equipment market. The gross margin did not meet our objective due to the increased warranty expense. In the near term we expect to see continued softness in the semiconductor equipment and flat panel display markets with modest growth in our other markets,” said Dr. Hans Betz, president and chief executive officer of Advanced Energy. “We made additional progress in the strategic diversification of our business notably with the successful introduction of our Solaron™ inverter product line.”

Advanced Energy Reports Second Quarter 2007 Results — Page 2
October 24, 2007
Fourth Quarter 2007 Guidance
The Company anticipates fourth quarter 2007 results to be within the following ranges:
•	Sales of $86 million to $90 million.

•	Earnings per share of $0.12 to $0.14
Third Quarter 2007 Conference Call
Management will host a conference call today, Wednesday, October 24, 2007 at 5:00 pm eastern daylight time to discuss Advanced Energy’s financial results. You may access this conference call by dialing (888)-713-4717. International callers may access the call by dialing (706)-634-7937. Participants will need to provide a conference passcode 20284265. For a replay of this teleconference, please call (800)-642-1687 or (706) 645-9291, and enter the passcode 20284265. The replay will be available through October 27, 2007. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy® develops innovative power and control technologies that enable high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy® also develops grid connect inverters for the solar energy market.
The Company’s expectations with respect to financial results for the fourth quarter of 2007 are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries the company serves, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, the company's dependence on sole and limited source suppliers, fluctuating currency rates, and unanticipated changes to management’s

Advanced Energy Reports Second Quarter 2007 Results — Page 3
October 24, 2007
estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006

Sales	$90,492	$107,688	$103,049	$300,863	$306,209
Cost of sales	53,765	60,674	58,094	170,873	175,885

Gross profit	36,727	47,014	44,955	129,990	130,324

Operating expenses:
Research and development	12,937	11,345	12,911	37,883	32,608
Selling, general and administrative	15,537	16,856	15,414	46,169	45,502
Amortization of intangible assets	201	453	202	727	1,383
Restructuring charges	556	31	158	3,505	91

Total operating expenses	29,231	28,685	28,685	88,284	79,584

Income from operations	7,496	18,329	16,270	41,706	50,740

Other income, net	308	1,044	1,505	3,367	3,617

Income from continuing operations before income taxes	7,804	19,373	17,775	45,073	54,357
Provision for income taxes	(1,948)	(2,381)	(6,108)	(14,879)	(6,580)

Income from continuing operations	5,856	16,992	11,667	30,194	47,777

Gain on sale of discontinued assets	—	—	—	—	138

Income from discontinued operations	—	—	—	—	138

Net income	$5,856	$16,992	$11,667	$30,194	$47,915

Net income per basic share
Income from continuing operations	$0.13	$0.38	$0.26	$0.67	$1.07
Income from discontinued operations	$—	$—	$—	$—	$0.00

Basic earnings per share	$0.13	$0.38	$0.26	$0.67	$1.07

Net income per diluted share
Income from continuing operations	$0.13	$0.38	$0.25	$0.66	$1.06
Income from discontinued operations	$—	$—	$—	$—	$0.00

Diluted earnings per share	$0.13	$0.38	$0.25	$0.66	$1.06

Basic weighted-average common shares outstanding	45,248	44,762	45,161	45,117	44,679

Diluted weighted-average common shares outstanding	45,761	45,166	45,992	45,696	45,168

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$76,878	$58,240
Marketable securities	108,154	85,978
Accounts receivable, net	69,704	74,794
Inventories, net	57,388	52,778
Deferred income taxes	21,740	24,434
Assets held for sale	1,345	—
Other current assets	5,877	4,503

Total current assets	341,086	300,727

Property and equipment, net	30,677	33,571

Deposits and other	8,296	2,640
Goodwill and intangibles, net	67,013	65,584
Customer service equipment, net	939	832
Deferred income tax assets, net	4,222	8,549

Total assets	$452,233	$411,903

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$15,578	$16,310
Other accrued expenses	28,488	36,619

Total current liabilities	44,066	52,929

Long-term liabilities	9,851	3,184

Total liabilities	53,917	56,113

Stockholders’ equity	398,316	355,790

Total liabilities and stockholders’ equity	$452,233	$411,903